Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-10 (the “Registration Statement”) of our report dated March 27, 2023 relating to the annual consolidated financial statements of Draganfly Inc. for the years ended December 31, 2022 and December 31, 2021, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended December 31, 2022 and December 31, 2021, and a summary of significant accounting policies and other explanatory information, incorporated by reference into the Prospectus, which is a part of this Registration Statement, and to the references to our firm under the heading “Interests of Experts” in such Prospectus.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

April 28, 2023